One Franklin Parkway
San Mateo, CA 94403-1906

SUPPLEMENT TO THE MASTER CUSTODY AGREEMENT

HONG KONG - CHINA CONNECT SERVICE

[SPSA Account Model for Stock and Bond Connect]

Date: July 26, 2018

To:  The Bank of New York Mellon

Re:  Hong Kong - China Stock and Bond Connect Service

Dear Sir or Madam:

Reference is made to the Master Custody Agreement entered into between each investment company listed on Exhibit A thereto and The Bank of New York Mellon as custodian (BNYM) dated February 16, 1996, as amended or supplemented from time to time (CA).  Each Series listed on Exhibit A hereto, or each Investment Company listed on Exhibit A hereto if no Series is listed with respect to such Investment Company, is each a “Client” with respect to this Letter. This letter (Letter) serves as a supplement to the CA.  This Letter supersedes all prior supplements to the CA related to the Hong Kong - China Connect Service.

This Letter relates to the Hong Kong - China Connect Service (as referenced in the Rules of the Stock Exchange of Hong Kong and as hereafter referred to in this Letter, the China Connect Service or Connect). Connect is a trading and clearing service established between Shanghai Stock Exchange, Shenzhen Stock Exchange, China Securities Depository and Clearing Corporation Limited (China Connect Clearing House), Hong Kong Exchanges and Clearing Limited, China Foreign Exchange Trade System & National Interbank Funding Centre (CFETS), China Central Depository & Clearing (CCDC), Shanghai Clearing House (SCH), the Central Moneymarkets Unit of the Monetary Authority of Hong Kong (CMU), the Stock Exchange of Hong Kong (SEHK) and the Hong Kong Stock Exchange’s clearing and nominee company, Hong Kong Securities Clearing Company Ltd. (HKSCC).  The service applies to listed stock/securities on a China Connect Market (China Connect Listed Stock) and bonds traded on the China Interbank Bond Market (China Connect Bonds) (China Connect Listed Stock and China Connect Bonds being collectively China Connect Securities).

Where used in this Letter, the terms China Connect Market, China Connect Market Operator and China Connect Clearing Participant have the meanings given to them in the General Rules of the Central Clearing and Settlement Service established and operated by HKSCC (CCASS), as may be amended from time to time.

Client may utilise the China Connect Service for China Connect Listed Stock and/or China Connect Bonds. Client has indicated that it wishes to utilise the China Connect Service for the type of service/investment listed on Exhibit A hereto with respect to Client and this Letter sets out the terms and conditions upon which BNYM supports and provides access to Connect.

(a)   In respect of the China Connect Securities, BNYM will (and is authorised to):

(i)        as instructed, establish, maintain and operate a segregated account/sub-account and ledger for Client on its books and records and as required pursuant to the CA (BNYM China Connect Account); and

(ii) at BNYM’s appointed subcustodian, the Hong Kong and Shanghai Banking Corporation Limited (Subcustodian), direct the establishment and maintenance in the books and records of the Subcustodian of an account for Client for the deposit, custody and safekeeping of such securities (China Connect Account).

Client acknowledges and agrees that in respect of the China Connect Listed Stock, the Subcustodian and its clearing affiliate is a participant with HKSCC and Client is opting to utilise the Special Segregated Account (SPSA) offering available at HKSCC through the Subcustodian for multiple Broker appointment and dealing in China Connect Listed Stock.  An SPSA account or accounts will be established and maintained with HKSCC with respect to Client using Client’s identity and i.d. code and Client shall provide all information as is reasonably required to open and maintain the same. Client acknowledges and agrees that in respect of the China Connect Bonds and transactions in these, a Bond Connect account at CMU is required for Client.  Client must directly apply to and be admitted for Connect in respect to China Connect Bonds with the Bond Connect Company Ltd. Client is responsible for obtaining this registration, admission and such account opening.  In addition, Client is directly responsible for obtaining access to a trading platform to transact Bond Connect transactions into CFETS and for the appointment of its market maker counterparty(s).

Client is referred to the matters in paragraphs (i) and (j) below regarding accounts in the People’s Republic of China (PRC).

(b)   In accordance with the requirements of the China Connect Service for trades of China Connect Securities to be on market, Client agrees and undertakes to ensure that all transfers of China Connect Securities into or out of a relevant SPSA account/China Connect Account that it instructs will not, unless permitted by the China Securities Regulatory Commission (CSRC) or relevant regulator, be in relation to the trading of China Connect Securities other than through the relevant China Connect market system.

(c)   Client instructions issued to BNYM for trades of China Connect Securities through Connect (Instructions) must be in the China Connect Service format required by BNYM (as specified in the relevant BNYM service level description for Connect services (Service Level Description) from time to time) and such Instructions must be received by BNYM by the BNYM deadline (as specified in the Service Level Description from time to time). Client shall be responsible for all trade instructions issued to its broker/market maker or counterparty engaged for trades in China Connect Securities and for the service as provided by BNYM under this Letter, Client is engaging its own broker or brokers and market makers (hereafter Broker which term will include HSBC Broker and any Designated Connect Broker unless otherwise specified) for Connect.  BNYM is not party to any brokerage or market making arrangement or agreement entered into between Client and any Broker and takes no responsibility for such engagement or services. Where Client engages Hong Kong and Shanghai Banking Corporation Limited and its broker affiliate company HSBC Securities Brokers (Asia) Limited (HSBC Broker) or such other brokers as it may from time to time include in its SPSA “Plus” service (any such other broker being a Designated Connect Broker), the special terms outlined in paragraph (e)(ii) below will apply for trades in China Connect Listed Stock.  Client must ensure that Instructions it provides to BNYM are correct and at all times consistent with the trading instructions it issues to a Broker.  Client acknowledges and agrees that, prior to issuing trading instructions, it must ensure it has: (i) sufficient Yuan Renminbi – CNH (or CNY) or, as the case may be, US Dollars-USD or Hong Kong Dollars-HKD, for a purchase of China Connect Securities in its Cash Account (as defined below); and/or (ii) sufficient China Connect Securities for a sale of China Connect Securities in its BNYM China Connect Account and corresponding SPSA account/China Connect Account.

(d)   Client shall provide such information as may be required for Connect, including the particulars of its appointed Brokers from time to time and Client authorises BNYM to disclose such details to the Subcustodian. Client acknowledges and agrees that the pre-trade checking procedure of SEHK for China Connect Listed Stock will be carried out against the relevant SPSA account(s) and balances of securities must be satisfactory for this procedure and for Client’s executing Brokers (and Client is responsible for ensuring sufficient China Connect Securities for a sale as noted in paragraph (c) above).  Client further authorises the performance of all acts and taking of all actions (such acts and actions described in this paragraph (d), the Settlement Tasks) which either of BNYM or the Subcustodian considers in its discretion necessary for completing the settlement of trades of China Connect Securities.  Such Settlement Tasks shall include but are not limited to generating settlement instructions in respect of the trades and effecting the transfer of the relevant China Connect Securities of a trade into or out of the relevant SPSA account/China Connect Account.

(e) (i) Client acknowledges and agrees that settlement of sale or purchase trades for China Connect Listed Stock may not occur on the trade date.  Client’s title, property or interests in China Connect Listed Stock shall be subject to the “Securities on-hold” provisions of the General Rules of CCASS pursuant to which title, property or interest in any China Connect Listed Stock shall not pass to a purchaser unless and until HKSCC has received payment in full for such securities and such payment is good and irrevocable or otherwise agreed by HKSCC.  Accordingly, settlement can occur on trade date if executing brokers and their cash clearing bank agents are able to utilize the same day cash settlement run to achieve settlement on trade date but this is not mandatory and settlement may still occur later than the trade date (T+1) where the same day cash settlement run is not utilized and a buying broker/counterparty’s payment is only received fully and irrevocably in the morning of T+1 (local time). For a sale the Subcustodian will debit the relevant China Connect Listed Stock from the relevant SPSA account/China Connect Account and provide provisional credit of settlement and proceeds which BNYM will then credit to the Client cash account(s) with BNYM which is designated for use in respect of such China Connect Account (Cash Account) on the trade date.  However, the Subcustodian may reverse/recall any provisional credit (and BNYM reserves the right to reverse/recall such credit as made in the Cash Account) in the event of buying broker/counterparty default or any other failure to receive funds. Where there is a requirement for a reversal/recall of credit, Client shall be responsible for having available funds for such reversal/recall and BNYM reserves the right to charge the relevant Cash Account for the expenses of providing funds (including in circumstances where the Subcustodian requires the payment of such expenses). Such remedies as may be available for recovery will be for Client to pursue through HKSCC under the General Rules of CCASS and its Default Participant policy and the defaulting buying broker/counterparty.

(ii) Where, however, HSBC Broker is the executing Broker for Client on a sale trade of China Connect Listed Stock, the settlement mentioned above is always on the basis that the trade will be on a delivery versus payment basis on trade date subject to Client meeting its requirements under paragraph (c) above and BNYM thereby issuing settlement instructions (i.e., this is offered synthetic delivery versus payment). Likewise, where a Designated Connect Broker is the executing broker, the Subcustodian will debit the relevant China Connect Listed Stock from the relevant SPSA account/China Connect Account and provide credit of settlement and fund proceeds which BNYM will then credit to the relevant Cash Account on trade date and this will not be dependent on the settlement run.

(iii) Purchase trades of China Connect Listed Stock and their settlement will be dependent on the executing Broker for Client meeting the requirements of full, good and irrevocable payment to HKSCC as noted above (settlement can occur on trade date or may be deferred to T+1 as explained above) and will be on a receive versus payment basis.

(iv) Client acknowledges and agrees that settlement of sale or purchase trades for China Connect Bonds will be in CNY and will be settled on the Client instructed date (which can be trade date, T+1 or T+2) on a delivery (receive) versus payment basis where SCH is the depository and settlement venue on a fully matched and affirmed transaction by SCH. However, where CCDC is the depository and settlement venue for the relevant China Connect Bonds, settlement is effected differently. For a purchase transaction that is matched and affirmed by CCDC, cash for the purchase will transfer from the Subcustodian to the Bank of China in Hong Kong for clearing and onwards credit to the Brokers by 1pm Hong Kong time (or other timing as may be stipulated by the market) on settlement date, at which point the relevant Broker as market maker/counterparty and CMU block the China Connect Bonds earmarked for purchase at CCDC but such China Connect Bonds will only be released to the CMU account and will only settle in the Subcustodian’s accounts upon confirmation from the relevant Broker as counterparty and CMU that cash payment has been received and this will not be until later on that day at 5pm Hong Kong time (or other timing as may be stipulated by the market). Cash will therefore transfer from BNY Mellon via the Subcustodian prior to settlement and receipt of the China Connect Bonds being purchased. For a sale transaction that is matched and affirmed by CCDC, China Connect Bonds that are the subject of sale will be blocked at CCDC by the relevant Broker as market maker/counterparty and CMU from 1pm Hong Kong time (or other timing as may be stipulated by the market) on settlement date and cash proceeds of sale will be released once the China Connect Bonds have transferred to the relevant Broker as counterparty allowing CMU to transfer the settlement cash proceeds to the Subcustodian at 5pm Hong Kong time (or other timing as may be stipulated by the market) on settlement date.

Paragraph (g) below details the exceptional circumstances in which trades may fail.

(f) Client acknowledges and agrees that BNYM shall not be liable for paying and/or reporting any tax, levy, impost, duty, assessment, deduction, charge or withholding of a similar nature, and any addition, penalty or interest payable in connection with any failure to pay or any delay in paying any of the same that may be charged or chargeable on or in respect of the holding, trading and/or income, interests and other entitlements that may be derived from the China Connect Securities in the relevant BNYM China Connect Account or SPSA account/China Connect Account (Taxes), nor responsible for the obligation to withhold Taxes or comply with any filing or registration obligations regarding Taxes except as otherwise required by any applicable law, rule, operating procedure, order, directive, notice, guidance, market practice or request (in all cases whether or not having the force of law) of any government agency, court of competent jurisdiction, central depository, exchange, clearing or settlement facility and/or any regulatory or supervisory authority (the foregoing, Applicable Requirements).  Where BNYM or any of its affiliates, or the Subcustodian or any of its affiliates, are required to do any of the above by such Applicable Requirements, Client undertakes to reimburse and indemnify BNYM or its affiliates on demand for the amount of Taxes that BNYM has paid and to provide such information as BNYM may require to fulfil its duties within the timeframe which BNYM advises.  For the avoidance of doubt, Client acknowledges and agrees that neither the Subcustodian nor BNYM is providing Client with any advice in relation to Taxes nor is the Subcustodian or BNYM acting as agent or representative with respect to such Taxes.

(g)   Trades in China Connect Securities can fail in certain circumstances (including if Client fails to adhere to the terms of this Letter and including if instructions to BNYM are not forthcoming or are late); short positions, day trading and partial settlement are not permitted.  In respect of trades in China Connect Listed Stock, where there is a failure of delivery of China Connect Listed Stock from the relevant SPSA account/China Connect Account to the executing Broker, a buy-in procedure may be commenced under provisions of the General Rules of CCASS against that executing Broker.  The executing Broker will be permitted to submit an explanation to HKSCC within a short duration at the end of that trading day to explain the shortfall due from a failed delivery from an SPSA account. If HKSCC accepts the explanation, the “Securities on hold” provisions for delivery (and withholding from selling arrangement) will not apply to all China Connect Listed Stock of that same security/share or ISIN in the relevant SPSA account/China Connect Account and pending deliveries will be processed for settlement with the failed trade being subject to buy-in procedure. HKSCC may grant a buy-in exemption in respect of a failed delivery from an SPSA account but this will be subject to evidencing that there are sufficient securities available to cover the shortfall. If the conditions are met, the buy-in will be waived, however, in the absence of waiver a buy-in will be enforced the next trading day.  Client may be made responsible for the costs/penalty resulting from any default by the executing Broker where buy-in is utilised.  Where there is a failure on a purchase of China Connect Listed Stock, the Broker may settle in the market and hold shares on its participant account, but cash will not be debited from the Client, however, the Broker may claim its cost of funding and expenses from Client.  Trades in China Connect Bonds may also fail, through a party default or due to trades not matching exactly which may be more prevalent for trades where CCDC is the depositary and settlement venue (and CMU cash arrangements are currently with Bank of China and where settlement confirmation is through the relevant Broker as market maker/counterparty).  Any failed trade in respect of China Connect Bonds will require a report and explanation to CMU and CFETS as to the reasons for failure by the defaulting party to the trade. Client acknowledges and agrees it understands and accepts the matters set out in this paragraph (g) (together with paragraph (e) above).

(h)  Client acknowledges and agrees that it is the investor in the China Connect Securities and shall be responsible for the consequences of trading of China Connect Securities through the China Connect Service. Client therefore further acknowledges and agrees that it understands and shall comply with all applicable laws, rules, regulations, orders, directives, guidelines, market practice, notices, operating procedures, policies or requests of any government agency, central depository, exchange, clearing or settlement facility and/or any regulatory or supervisory authority with competent jurisdiction (whether or not having the force of law and as the same may be amended) which shall include, but is not limited to, the Hong Kong and PRC regulators, the stock exchanges and trading platforms of Hong Kong and PRC and the depositories in PRC, CMU rules and CCASS generally and as each of the same concern the China Connect Service, activities arising from the China Connect Service and/or regarding investments in China Connect Securities.  Such applicable laws, rules and regulations shall include, but shall not be limited to: (i) any restrictions on investments in China Connect Securities (Investment Restrictions); (ii) percentage limits that may be imposed on the maximum holdings of a non-PRC investor (either on its own or in aggregate with other non-PRC investors) in China Connect Securities (Foreign Ownership Limits); and (iii) disclosure of interest reporting obligations in respect of China Connect Securities (Disclosures of Interest).  For the avoidance of doubt, Client  acknowledges and agrees that: (i) BNYM’s duties and service provision does not comprise any investment advice and BNYM takes no responsibility for advising or verifying whether Client is eligible to invest in China Connect Securities and Client should undertake its own due diligence and take advice under its own laws, regulations and applicable investment criteria/limitations as to the suitability of such investment; and (ii) neither BNYM nor the Subcustodian shall be responsible for monitoring any Investment Restrictions or Foreign Ownership Limits applicable to any China Connect Securities or for making any Disclosures of Interest in any China Connect Securities.

(i)   Client acknowledges and agrees that: (i) China Connect Listed Stock is held centrally by HKSCC for the account of the CCASS Participant (in this case the Subcustodian and its affiliate) in an omnibus account with China Connect Clearing House and that HKSCC and China Connect Clearing House are intermediaries and depositories in Hong Kong and the PRC; and (ii) China Connect Bonds are held centrally by CMU in an omnibus account with SCH and/or CCDC designated for the Hong Kong Monetary Authority and that CMU and CCDC and SCH are intermediaries and depositories in Hong Kong and the PRC. Accordingly such holdings will be subject to the requirements and laws of these jurisdictions and as the same apply to Client’s title, property or interests in such China Connect Securities.

(j) Client understands that China Connect Securities are uncertificated and are held by HKSCC or the Hong Kong Monetary Authority/CMU in computerised form for (i) China Connect Listed Stock, in an account maintained by HKSCC with China Connect Clearing House and (ii) China Connect Bonds, in an account maintained by the Hong Kong Monetary Authority/CMU at CCDC and/or SCH, therefore China Connect Securities credited to Client’s China Connect Account are not registered or recorded with any of China Connect Clearing House, CCDC or SCH in Client’s name, Subcustodian’s name or BNYM’s name.  All China Connect Securities will be recorded in the name of the relevant nominee/omnibus account holder.  BNYM cannot guarantee nor does it take any liability or responsibility for Client’s investment in China Connect Securities and Client’s title, property and interest in China Connect Securities and any ability to enforce the same by virtue of this registration and the relevant property rights, insolvency rules and procedures and remedies under the laws and regulations of Hong Kong or the PRC (and any conflict between the same).

(k)  Client acknowledges and agrees that under the General Rules of CCASS, if HKSCC, in respect of China Connect Listed Stock trades, receives insufficient funds or securities from the China Connect Clearing House to meet HKSCC’s aggregate liabilities to China Connect Clearing Participants, it may make a partial or pro rata payment or delivery to China Connect Clearing Participants to whom such liabilities are due, and that should HKSCC elect to make such a partial or pro rata payment or delivery with respect to Client’s China Connect Service transactions Client hereby indemnifies and shall hold BNYM harmless, and, further, Client shall have no recourse against BNYM for the balance of any money or securities.

(l)   Client acknowledges and agrees that there are certain responsibilities, risks and limitations presented to, and imposed upon, it in respect of use of the China Connect Service. These include the following (such list is not exhaustive): Investment Restrictions, Foreign Ownership Limits and Disclosures of Interest (all as detailed above), unavailability of an investor compensation fund, lack of support for certain trading strategies (such as day trading and short selling), limitations on exercise of shareholder rights and benefits, suspension of trading without cause or notice, trade failure or trade rejection at SEHK, tax liability, strict settlement practices, loss recovery limitations, market rules, counterparty insolvency risk and responsibility for the matters under paragraph (j) above.

(m) Client acknowledges and agrees that BNYM shall not be liable, or in any way responsible, for acts, omissions, errors, timeliness, default and/or solvency of any broker (including HSBC Broker and any other Broker), stock exchange, depository or clearing entity in connection with the China Connect Service.

(n)  Client shall indemnify and hold BNYM harmless from any liabilities, costs and expenses (including, without limitation, overdraft charges and market fines): (i) arising from the provision of BNYM’s services for the China Connect Service, except such as may arise from any negligent action, negligent failure to act or wilful misconduct on the part of BNYM; and (ii) arising from any provision of Instructions to BNYM that- (x) are late or received after specified deadlines, (y) do not match an instruction to Client’s broker or which require a trade of a type not supported under BNYM’s services in respect of Connect or (z) in general, are not in accordance with BNYM’s requirements as referred to in this Letter.  Further, Client shall have no recourse against BNYM for any loss, cost, expense, claim or action arising from broker error or infringement in connection with transactions for China Connect Securities.

(o)  Client acknowledges and agrees that it will pay the fees and expenses to BNYM for BNYM’s services under this Letter as agreed between Client and BNYM (and as such fees and expenses are amended from time to time).

(p)  If Client wishes to terminate its use of the China Connect Service under this Letter with BNYM and/or its trading of China Connect Listed Stock or China Connect Bonds, it will provide 30 days written notice of termination to BNYM. BNYM may terminate its provision of services under this Letter (or its provision of services for China Connect Listed Stock or China Connect Bonds) with respect to Client by 60 days written notice of termination to Client. Client agrees that the Subcustodian may terminate or cease to provide its services or support the China Connect Service either generally or in respect of Client or a  particular Connect service and Client is at risk of such termination if paragraphs (c) and (d) above or any other terms of this Letter are breached (HSBC Termination).  BNYM shall by written notice to Client terminate its relevant services under this Letter with respect to Client at such time that the HSBC Termination takes place and notwithstanding the 60 day notice provision set forth above BNYM’s provision of such services under this Letter shall terminate at the time that the HSBC Termination takes place.

Without limitation to the foregoing, Client authorises BNYM and the Subcustodian to perform any such acts (or refrain from taking any such acts) as BNYM or the Subcustodian considers in their respective discretion necessary or advisable for complying with CCASS and all relevant market rules for the China Connect Service, and with all instructions issued to BNYM or a Broker and all Settlement Tasks and other requirements (whether in relation to Taxes or otherwise).  Client further agrees to provide all assistance that BNYM may reasonably require in performing such acts required by applicable law or regulation.

This Letter and the agreements, undertakings and indemnities given herein are supplemental and additional to the provisions of the CA, but except as set forth in this Letter are not intended in any way to modify or eliminate the rights and obligations (including without limitation the standard of care) of BNYM with respect to the Clients under the CA.  This Letter does not in any way modify or eliminate the duties and obligations of BNYM to the Clients under the Foreign Custody Manager Agreement between BNYM and the Clients dated May 16, 2001.  This Letter shall be governed by and construed in accordance with the same governing law as in the CA.

Agreed and accepted by

/s/ Lori A. Weber

Lori A. Weber, Vice President

For and on behalf of

each investment company listed on

Exhibit A attached hereto

Acknowledged by

/s/ Michael Keaton

The Bank of New York Mellon

Exhibit A
(Amended as of August 1, 2019)

For each Client, both the China Connect Listed Stock service and the China Connect Bond service may be used as applicable.

INVESTMENT COMPANY	ORGANIZATION	SERIES --- (if applicable)

Franklin Alternative Strategies Funds	Delaware Statutory Trust	Franklin K2 Alternative Strategies Fund Franklin K2 Global Macro Opportunities Fund Franklin K2 Long Short Credit Fund

Franklin Custodian Funds	Delaware Statutory Trust	Franklin Dynatech Fund Franklin Focused Growth Fund Franklin Growth Fund Franklin Income Fund Franklin Utilities Fund

Franklin Floating Rate Master Trust	Delaware Statutory Trust	Franklin Floating Rate Master Series
Franklin Fund Allocator Series	Delaware Statutory Trust	Franklin Emerging Market Core Equity (IU) Fund
Franklin Global Trust	Delaware Statutory Trust

Franklin Global Real Estate Fund
(reorganized into Franklin Real Estate Securities Fund)

Franklin International Growth Fund

Franklin International Small Cap Fund

(formerly Franklin International Small Cap Growth Fund)

Franklin Emerging Market Debt Opportunities Fund

Franklin Global Listed Infrastructure Fund

Franklin Gold and Precious Metals Fund	Delaware Statutory Trust
Franklin High Income Trust	Delaware Statutory Trust	Franklin High Income Fund
Franklin Investors Securities Trust	Delaware Statutory Trust

Franklin Managed Income Fund

(formerly Franklin Balanced Fund)

Franklin Convertible Securities Fund

Franklin Equity Income Fund

Franklin Floating Rate Daily Access Fund

Franklin Low Duration Total Return Fund

Franklin Real Return Fund

Franklin Total Return Fund

Franklin Managed Trust	Delaware Statutory Trust	Franklin Rising Dividends Fund
Franklin U.S. Government Money Fund (formerly Franklin Money Fund)	Delaware Statutory Trust

Franklin Mutual Series Funds	Delaware Statutory Trust

Franklin Mutual Beacon Fund

Franklin Mutual European Fund

Franklin Mutual Financial Services Fund

Franklin Mutual Global Discovery Fund

Franklin Mutual International Fund

Franklin Mutual Quest Fund

Franklin Mutual Shares Fund

Franklin Real Estate Securities Trust	Delaware Statutory Trust	Franklin Real Estate Securities Fund
Franklin Strategic Mortgage Portfolio	Delaware Statutory Trust
Franklin Strategic Series	Delaware Statutory Trust

Franklin Biotechnology Discovery Fund

Franklin Flexible Alpha Bond Fund

Franklin Select U.S. Equity Fund
(formerly Franklin Focused Core Equity Fund)

Franklin Growth Opportunities Fund

Franklin Natural Resources Fund

Franklin Small Cap Growth Fund

Franklin Small-Mid Cap Growth Fund

Franklin Strategic Income Fund

Franklin Templeton International Trust	Delaware Statutory Trust

Franklin Templeton Variable Insurance Products Trust	Delaware Statutory Trust

Franklin Flex Cap Growth VIP Fund

Franklin Global Real Estate VIP Fund

Franklin Growth and Income VIP Fund

Franklin Income VIP Fund

Franklin Large Cap Growth VIP Fund

Franklin VolSmart Allocation VIP Fund

Franklin Rising Dividends VIP Fund

Franklin Small-Mid Cap Growth VIP Fund

Franklin Small Cap Value VIP Fund

Franklin Strategic Income VIP Fund

Franklin Founding Funds Allocation VIP Fund

Franklin U.S. Government Securities VIP Fund

Franklin Mutual Global Discovery VIP Fund

Franklin Mutual Shares VIP Fund

Templeton Global Bond VIP Fund

Franklin Value Investors Trust	Delaware Statutory Trust	Franklin Mutual U.S. Value Fund (formerly Franklin Balance Sheet Investment Fund) Franklin MicroCap Value Fund Franklin Small Cap Value Fund
Templeton Funds	Delaware Statutory Trust	Templeton International Climate Change Fund
Templeton Global Investment Trust	Delaware Statutory Trust	Templeton Global Balanced Fund (formerly Templeton Income Fund) Templeton Dynamic Equity Fund
Templeton Income Trust	Delaware Statutory Trust	Templeton Global Total Return Fund Templeton International Bond Fund
CLOSED END FUNDS:

Franklin Limited Duration Income Trust	Delaware Statutory Trust
Franklin Universal Trust	Massachusetts Business Trust